Exhibit 99.1

   ArthroCare Reports Record Revenues of $32.5 Million for the Fourth Quarter;
    Fiscal 2003 Revenues Grow 34 Percent to $118.9 Million with EPS Of $0.34

    SUNNYVALE, Calif.--(BUSINESS WIRE)--Jan. 29, 2004--ArthroCare(R) Corp. (Nasdaq:ARTC), a multi-business medical device company that develops products based on its patented Coblation(R) technology, announced today that in the fourth quarter ended Dec. 31, 2003, the company reported product revenues of $31.3 million, a 33 percent increase over the $23.6 million recorded in the same quarter of the previous year. Total revenues, which include product revenues and royalties, for the fourth quarter were $32.5 million, a 33 percent increase over the $24.4 million reported in the fourth quarter of 2002.
    The company reported net income of $2.8 million, or $0.13 per diluted share, for the fourth quarter of 2003, compared to a net loss of $1.1 million, or $0.05 per diluted share, reported in the same quarter of 2002.




                           Q4 SUMMARY TABLE

                                         Q403        Q303       Q402
----------------------------------------------------------------------
Product Sales                          $31.3 M     $28.6 M    $23.6 M
----------------------------------------------------------------------
License Fees, Royalties and Other
 Revenues                               $1.2 M    $881,000   $767,000
----------------------------------------------------------------------
Total Revenues                         $32.5 M     $29.4 M    $24.4 M
----------------------------------------------------------------------
Net Income (Loss)                       $2.8 M      $2.1 M   $(1.1) M
----------------------------------------------------------------------
Earnings (Loss) Per Diluted Share      $0.13       $0.10     $(0.05)
----------------------------------------------------------------------



    FISCAL YEAR-END 2003

    For the fiscal year ended Dec. 31, 2003, total revenues reached $118.9 million compared with $88.8 million in fiscal 2002. The product sales portion of revenue increased to $114.7 million in 2003 compared to $85.0 million in 2002. Net income for fiscal year 2003 was $7.5 million, or $0.34 per diluted share, compared with $1.1 million, or $0.05 per diluted share, in the previous year.

    REVENUE

    In addition to fourth quarter product sales of $31.3 million, license fees, royalties and other revenue were $1.2 million in the fourth quarter of 2003 compared to $767,000 in the fourth quarter of 2002. International sales increased approximately 45 percent compared to the same period last year and represented 25 percent of product sales during the quarter. ArthroCare shipped approximately 160,000 disposable Coblation devices and nearly 1,500 controller units during the quarter.

    BUSINESS UNIT PERFORMANCE

    All of ArthroCare's business units produced strong year-over-year revenue growth during the fourth quarter and fiscal year 2003.
    Sports Medicine revenue increased 16 percent during the fourth quarter compared with the same period of 2002 and represented 68 percent of total product sales. Revenue from Coblation products grew 21 percent in the fourth quarter compared to the same period of last year, and Atlantech products generated $2.3 million in sales during the quarter.
    For the fiscal year ended Dec. 31, 2003, Sports Medicine sales grew approximately 26 percent and represented approximately 72 percent of total product sales. Revenue from Coblation products grew 16 percent during the year compared to fiscal 2002, and Atlantech products generated $9.3 million in sales during the fiscal year ended Dec. 31, 2003.
    Sales from the Spine business unit increased 78 percent during the quarter compared to the same period of 2002 and represented 14 percent of product sales. For the fiscal year ended Dec. 31, 2003, Spine revenues grew 65 percent and represented approximately 12 percent of total product sales.
    The fourth quarter increase in ENT product sales over the comparable period of last year was 83 percent, with ENT sales representing 17 percent of product sales during the quarter. For the fiscal year ended Dec. 31, 2003, ENT revenues grew 68 percent and represented approximately 15 percent of total product sales. ENT growth was led by tonsillectomy sales in the United States where ArthroCare estimates Coblation was used in approximately 11 percent of cases performed during the fourth quarter. An increasing number of these cases were performed at leading pediatric institutions where Coblation has become the standard of care in tonsillectomy procedures.

    OPERATIONS

    For the year ended Dec. 31, 2003, gross margin on product sales increased to 67 percent from the 61 percent reported in the prior year. Gross margin on product sales was 63 percent in the fourth quarter compared to 55 percent in the year-ago quarter and 68 percent in the third quarter of 2003. This quarter-to-quarter erosion in gross margin was driven by higher-than-planned production costs and stronger-than-anticipated demand for newly introduced sports medicine and ENT products. ArthroCare expects its gross margin on product sales to recover in the first quarter of 2004 and return to the company's historical levels by the end of the second quarter.
    Despite record sales and the high level of new product development and introductions in the fourth quarter, ArthroCare's expenses remained well controlled. Operating expenses for the fourth quarter increased 7 percent or $1.2 million compared to the fourth quarter a year ago and were essentially flat compared to the third quarter of 2003. Sales and marketing expenses also were essentially flat as a percentage of product revenue compared to the fourth quarter of 2002.
    Research and development expenses decreased as a percentage of product revenue from 10 percent in the fourth quarter of 2002 to 7 percent in the comparable period of 2003. Due principally to reduce legal expenses, general and administrative expenses also decreased as a percentage of product revenue from 17 percent in the year-ago quarter to 9 percent in the quarter ended Dec. 31, 2003.
    "The year 2003 was an excellent one for ArthroCare driven by strong financial results in all of our business units," said Michael
A. Baker, president and chief executive officer for ArthroCare. "Each business unit generated solid, double-digit revenue growth and exceeded its profitability objectives for the year. ArthroCare's strong financial performance is a direct result of the long-term infrastructure investments we made over the past two years, which position us well to continue to build upon our successes as we move forward."

    RECENT CORPORATE DEVELOPMENTS

-- ArthroCare signed a definitive agreement to acquire Medical Device Alliance, Inc. and its wholly owned subsidiary Parallax Medical, Inc., a leader in products for bone access, percutaneous injection of bone cement and bone augmentation in the spine. Physicians use these types of products during a variety of orthopedic procedures, including treatments for vertebral compression fractures caused by osteoporosis or spinal tumors. Under terms of the agreement, ArthroCare will acquire Parallax for $28 million in cash and future revenue milestone payments.

-- ArthroCare introduced the CAVITY(TM) SpineWand, a breakthrough new device that utilizes Coblation technology to dissolve tissue growths in the spine. This device, the first in what the company expects to be a new family of ArthroCare Spine products, can be used to create or enlarge a void in the spine by removing tissue growths in spinal structures. It can be used prior to common procedures including the treatment of spinal diseases requiring bone augmentation and percutaneous cement injection.

-- ArthroCare received U.S. Food and Drug Administration (FDA) clearance and began initial shipments of the Paragon(TM) ArthroWand with T2 (Temperature Technology). This technology uses sensitized ink at the tip of a wand to indicate temperature levels. The wand changes color when it achieves a threshold level of 50 degrees C, which is below the temperature at which tissue can be permanently damaged.

-- An article on the histology of the Nucleoplasty(R) procedure, authored by Dr. Yung C. Chen and two investigators from Stanford, was published in the November/December 2003 issue of the Spine Journal. The peer-reviewed article confirms Nucleoplasty volumetrically removes target tissue without causing overt thermal or structural damage to adjacent tissue.

    BUSINESS OUTLOOK

    The following statements are based on current expectations on Jan. 29, 2004. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any new businesses or license agreements the company may enter in future periods.

    ArthroCare's business outlook for fiscal 2004 is as follows:

    -- ArthroCare expects earnings per share (EPS) for fiscal 2004 to be between $0.52 and $0.56, with an assumed share count of
        23.1 million.

    -- ArthroCare anticipates fiscal 2004 product revenue to grow in excess of 20 percent.

    -- The company expects to improve operating margins by 4-5 percentage points in 2004 compared with 2003.

    -- The company also currently expects the effective tax rate for 2004 to be approximately 29 percent.

    CONFERENCE CALL

    ArthroCare will hold a conference call with the financial community to discuss these results at 7:30 a.m. ET/4:30 a.m. PT today. The call will be simultaneously Web cast by CCBN and can be accessed on ArthroCare's Web site at www.arthrocare.com. The Webcast will remain available through Feb. 12, 2004. A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21183824.

    ABOUT ARTHROCARE

    ArthroCare Corp. (www.arthrocare.com), headquartered in Sunnyvale, Calif., is a multi-business medical device company that develops, manufactures and markets minimally invasive soft tissue surgical products based on its patented Coblation technology. Coblation uses low-temperature radio-frequency energy to gently and precisely dissolve rather than burn soft tissue, minimizing damage to healthy tissue. ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving surgical procedures and enabling new, minimally invasive procedures. ArthroCare's Coblation-based devices have been used in more than two million surgical procedures worldwide. The company has developed and marketed Coblation-based products for arthroscopic, spine/neurologic, ear, nose and throat, cosmetic, urologic, gynecologic and laparoscopic/general surgical procedures, and continues research in other areas.

    SAFE HARBOR STATEMENTS

    Except for historical information, this press release includes forward-looking statements. These statements include, but are not limited to, the company's stated business outlook for fiscal 2003, continued strength of the company's fundamental position, the strength of the company's technology, the company's belief that strategic moves will enhance achievement of the company's long term potential, the potential and expected rate of growth of new businesses, continued success of product diversification efforts, and other statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to the uncertainty of success of the company's non-arthroscopic products, competitive risk, uncertainty of the success of strategic business alliances, uncertainty over reimbursement, need for governmental clearances or approvals before selling products, and the uncertainty of protecting the company's patent position. These and other risks and uncertainties are detailed from time to time in the company's Securities and Exchange Commission filings, including ArthroCare's Form 10-K for the year ended December 31, 2002 and the 10-Q for the quarter ended Sept. 30, 2003. Forward-looking statements are indicated by words or phrases such as "anticipates," "estimates," "projects," "believes," "intends," "expects," and similar words and phrases. Actual results may differ materially from management expectations.

    Financial Tables Appended




                        ARTHROCARE CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)

                  Three Months Ended              The Year Ended

                 Dec.     Sept.               Dec.     Dec.
                  31       30     Vari-        31       31    Vari-
                 2003     2003     ance       2003     2002    ance
                -------- -------- -------  --------- -------- --------

Revenues:
 Net Product
  Sales         $31,310  $28,559  $2,751   $114,719  $84,965  $29,754
 Royalties,
  fees and
  other           1,201      881     320      4,134    3,822      312
                -------- -------- -------  --------- -------- --------
  Total
   revenues      32,511   29,440   3,071    118,853   88,787   30,066

Cost of product
 sales           11,616    9,066  (2,550)    37,941   33,409   (4,532)
                -------- -------- -------  --------- -------- --------

  Gross profit   20,895   20,374     521     80,912   55,378   25,534
                -------- -------- -------  --------- -------- --------

Operating
 expenses:

  Research and
   development    2,322    3,068     746     10,643    8,826   (1,817)
  Sales and
   marketing     12,668   11,573  (1,095)    47,279   36,519  (10,760)
  General and
   administra-
   tive           2,863    3,289     426     14,845   10,880   (3,965)
                -------- -------- -------  --------- -------- --------
    Total
     operating
     expenses    17,853   17,930      77     72,767   56,225  (16,542)

Income from
 operations       3,042    2,444     598      8,145     (847)   8,992
Interest and
 other income,
 net                721      591     130      2,357    2,545     (188)
                -------- -------- -------  --------- -------- --------

Income before
 income tax
 provision        3,763    3,035     728     10,502    1,698    8,804
Income tax
 provision          957      941     (16)     3,046      566   (2,480)
                -------- -------- -------  --------- -------- --------

Net income       $2,806   $2,094    $712     $7,456   $1,132   $6,324
                ======== ======== =======  ========= ======== ========

Basic net
 income
 per share        $0.13    $0.10   $0.03      $0.36    $0.05    $0.31
                ======== ======== =======  ========= ======== ========

Shares used in
 computing
 basic net
 income
 per share       20,799   20,650             20,885   21,467

Diluted net
 income
 per common
 share            $0.13    $0.10   $0.03      $0.34    $0.05    $0.29
                ======== ======== =======  ========= ======== ========

Shares used in
 computing
 diluted net
 income per
 share           22,415   21,796             21,942   22,330
                -------------------------  ---------------------------






                        ARTHROCARE CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                             (in thousands)


                                         December 31,     December 31,
                                             2003             2002
                                     --------------- -----------------
ASSETS
Current assets:
    Cash and cash equivalents               $20,890           $40,753
    Available-for-sale securities                 -             5,702
    Accounts receivable, net of
     allowances                              24,554            18,380
    Inventories                              33,072            22,651
    Prepaid expenses and other
     current assets                           4,069             3,081
                                     --------------- -----------------
          Total current assets               82,585            90,567

Available-for-sale securities                10,428             6,396
Property and equipment, net                  23,493            18,123
Related party receivables                     1,205             1,205
Other assets                                 20,728            19,661
                                     --------------- -----------------

              Total assets                 $138,439          $135,952
                                     =============== =================

LIABILITIES AND STOCKHOLDERS'
 EQUITY

Current liabilities:
     Accounts payable                        $6,808            $8,074
     Accrued liabilities                      4,082             5,876
     Accrued compensation                     5,323             3,678
     Income taxes payable                     3,020                 -
                                     --------------- -----------------
        Total current liabilities            19,233            17,628

    Loan Payable                                  -                47
    Deferred rent                               156               114
                                     --------------- -----------------
          Total liabilities                  19,389            17,789
                                     --------------- -----------------

          Total stockholders'
           equity                           119,050           118,163
                                     --------------- -----------------

               Total liabilities
                and stockholders'
                equity                     $138,439          $135,952
                                     =============== =================




    CONTACT: ArthroCare Corporation
             Fernando Sanchez, 408-736-0224 (Investors) or
             Haberman & Associates
             Amanda Kohls, 612-338-3900 (Media)
             amanda@habermaninc.com